                                                                    EXHIBIT 12.2



                      DECRANE HOLDINGS CO. AND SUBSIDIARY
                        EARNINGS TO FIXED CHARGES RATIO


                             (DOLLARS IN THOUSANDS)


                                                         (PREDECESSOR)                                        (PRO FORMA)
                                   ---------------------------------------------------------                 -------------
                                                                               EIGHT MONTHS    FOUR MONTHS   TWELVE MONTHS
                                            YEAR ENDED DECEMBER 31,                ENDED          ENDED          ENDED
                                   ------------------------------------------   AUGUST 31,    DECEMBER 31,   DECEMBER 31,
                                     1994       1995       1996       1997         1998           1998           1998
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
Earnings:
Income (loss) before income
  taxes, accounting change and
  extraordinary item.............  $  (1,816) $  (2,368) $    (105) $   8,598    $   6,081      $  (3,007)     $  (3,358)
Minority interest in income of
  subsidiaries with fixed
  charges........................          8         85        193        112           48             82            130
Fixed charges....................      3,701      4,331      4,785      3,842        3,117          7,232         25,592
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                   $   1,893  $   2,048  $   4,873  $  12,552    $   9,246      $   4,307      $  22,364
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
Fixed charges:
Interest expense, including
  amortization of debt discounts
  and issuance costs (none
  capitalized)...................  $   3,244  $   3,821  $   4,248  $   3,154    $   2,350      $   6,867      $  24,281
Interest component of rentals
  (1)............................        457        510        537        688          767            365          1,311
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                   $   3,701  $   4,331  $   4,785  $   3,842    $   3,117      $   7,232      $  25,592
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                   ---------  ---------  ---------  ---------  -------------  -------------  -------------
Earnings to fixed charges ratio:
  Ratio..........................         --         --        1.0x       3.3x         3.0x            --             --
  Deficiency.....................  $   1,808  $   2,283  $      --  $      --    $      --      $   2,925      $   3,228


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(1) Reflects one-third of rental expense under operating leases considered to represent interest cost.